Exhibit 5.2

SECOND AMENDMENT TO AMENDED AND RESTATED
MASTER POOLING AND SERVICING AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED MASTER POOLING AND SERVICING AGREEMENT, dated as of April 1, 2004 (this “Amendment”), is by and among Yamaha Motor Receivables Corporation, a Delaware corporation (“Transferor”), Yamaha Motor Corporation, U.S.A., a California corporation (“Servicer”), and JPMorgan Chase Bank, a New York banking corporation (formerly known as The Chase Manhattan Bank which was successor by assignment to The Fuji Bank and Trust Company), as trustee (“Trustee”).

RECITALS

WHEREAS, Transferor, Servicer and Trustee have entered into an Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999, as amended by the First Amendment to Amended and Restated Master Pooling and Servicing Agreement, dated as of November 19, 1999 (the “Original PSA”).  The Original PSA as amended by this Amendment is hereinafter referred to as the “PSA”;

WHEREAS, the parties desire to amend specified provisions of the Original PSA to reflect the parties’ course of conduct; and

WHEREAS, pursuant to Section 13.1(b) of the Original PSA and subject to certain limitations contained therein, Servicer, Transferor and Trustee may amend such agreement without the consent of any Certificateholders for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original PSA or of modifying, in any manner the rights of the Holders of Investor Certificates; provided that (i) Servicer provides an Opinion of Counsel to the Trustee to the effect that such amendment will not materially and adversely affect the interests of the Investor Certificateholders of any outstanding Series (or 100% of the class of Certificateholders so affected consents), (ii) such amendment will not, as evidenced by an Opinion of Counsel, cause the Trust to be characterized for federal income tax purposes as an association taxable as a corporation or otherwise have any material adverse impact on the federal income taxation of any outstanding Series of Investor Certificates or any Certificate Owner and (iii) each Rating Agency confirms that such amendment shall not cause a reduction or withdrawal of the rating of any outstanding Series of Certificates.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

AGREEMENT

Section 1.              Definitions.

Each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the Original PSA.

Section 2.              Amendments to Original PSA.

(a)           Section 1.1 of the Original PSA is hereby amended as follows:

(i)            The following four defined terms are deleted in their entirety: (1) “Reassignment”; (2) “Removal Date”; (3) “Removal Notice Date”; and (4) “Removed Account”;

(ii)           The definition of “Account” is amended by deleting the second sentence thereof in its entirety;

(iii)          The definition of “Corporate Trust Office” is hereby amended by (1) deleting the words “at the date of the execution of this Agreement” and substituting in their place the words “on April 1, 2004” and (2) deleting the address of the Trustee therein and substituting the following new address:  “ITS - Structured Finance Services, 4 New York Plaza, 6th Floor, New York, New York 10004, Attention: Yamaha Motor Master Trust”;

(iv)          The definition of “Eligible Account” is amended by deleting the words “, and excluding any Removed Account”; and

(v)           The definition of “Eligible Investments” is amended by deleting clause

(h) and moving the word “or” from the end of clause (g) to the end of clause (f).

(b)           Section 2.2(g) of the Original PSA is hereby amended by deleting following the three phrases: (1) “and, as of the applicable Removal Date, in the case of Removed Accounts”; (2) “or the applicable Removal Date, as the case may be,”; and (3) “or such Removal Date, as the case may be”.

(c)           Section 2.5(e) of the Original PSA is hereby amended as follows:

(i)            Clause (ix) is amended by: (1) inserting at the end of such clause (ix) the phrase “and not otherwise prohibited under the transaction documents related to the Notes”; (2) deleting the word “and” at the end of such clause (ix); and (3) inserting “(such businesses, activities and transactions, collectively, “Permitted Transactions”)”; and

(ii)           Clause (x) is deleted in its entirety.

(d)           Section 2.7 of the Original PSA is hereby deleted in its entirety and the phrase “Intentionally Omitted” is inserted in its place.

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(e)           Section 3.5 of the Original PSA is hereby amended by deleting the phrase “on or before May 31 of each calendar year, beginning with 1995” and substituting in its place the phrase “within 60 days after the close of the Servicer’s fiscal year”.

(f)            Section 3.6(a) of the Original PSA is hereby amended by deleting the phrase “on or before May 31 of each calendar year, beginning with 1995” and substituting in its place the phrase “within 60 days after the close of the Servicer’s fiscal year”.

(g)           Section 3.6(b) of the Original PSA is hereby amended as follows:

(i)            deleting the phrase “on or before May 31 of each calendar year, beginning with 1995” and substituting in its place the phrase “within 60 days after the close of the Servicer’s fiscal year”;

(ii)           deleting the parenthetical  “(which shall be the period from April 1 of the calendar year preceding the year in which such report is to be delivered (except for the report date May 31, 1995, which shall cover the period from the Initial Closing Date to March 31, 1995))” in clauses (i) and (ii) and substituting in its place the parenthetical “(except for the report date May 31, 1995, which shall cover the period from the Initial Closing Date to March 31, 1995)”; and

(iii)          deleting the word “period” in the fifth and eleventh lines thereof and substituting in its place the words “fiscal year”.

(h)           Section 13.1(f) of the Original PSA is hereby amended by deleting all references to Section 2.7 therein.

(i)            Exhibit B to the Original PSA is hereby amended by deleting it in its entirety and substituting in its place Exhibit B attached hereto.

(j)            Exhibit C to the Original PSA is hereby amended by deleting it in its entirety and the phrase “Intentionally Omitted” is inserted in its place.

(k)           Exhibit F to the Original PSA is hereby amended by deleting it in its entirety and substituting in its place Exhibit F attached hereto.

(l)            Schedule 1 to the Original PSA is hereby amended by deleting it in its entirety and substituting in its place Schedule 1 attached hereto.

(m)          Schedule 2 to the Original PSA is hereby amended by deleting it in its entirety and substituting in its place Schedule 2 attached hereto.

(n)           Any reference in the Original PSA to “Deutsche Financial Services Corporation” shall hereby be a reference to “GE Commercial Distribution Finance Corporation” and any reference to “DFS” shall be a reference to “GE Commercial”.

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(o)           Any reference in the Original PSA to “The Fuji Bank and Trust Company” shall hereby be a reference to “JPMorgan Chase Bank”.

Section 3.              Representations and Warranties.

Each party, by executing this Amendment, hereby represents and warrants that the Person executing this Amendment on behalf of such party is duly authorized to do so, such party has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment, and this Amendment constitutes the valid and legally binding obligation of such party and is enforceable again such party in accordance with its terms.

Section 4.              Effective Date.

This Amendment shall become effective as of the date first written above upon the execution and delivery of this Amendment by all of the parties hereto.

Section 5.              Miscellaneous.

(a)           Ratification of Original PSA.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original PSA and, except as expressly modified and superseded by this Amendment, the Original PSA is ratified and confirmed in all respects and shall continue in full force and effect.  The security interests and assignments granted under the Original PSA shall in no manner be waived, impaired or otherwise adversely affected hereby, and are hereby ratified and confirmed.

(b)           References; Conformed Copy.  The Original PSA and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms thereof or pursuant to the terms of the Original PSA, as amended hereby, are hereby amended so that any reference in such agreement to the Original PSA shall mean a reference to the PSA, as amended hereby.  The parties hereby authorize the Servicer to prepare or cause to be prepared a conformed copy of the PSA as amended by the First Amendment to Amended and Restated Master Pooling and Servicing Agreement, dated as of November 19, 1999 and this Amendment (the “Conformed PSA”).  The Servicer shall deliver a copy of the Conformed PSA to each of the parties hereto.

(c)           Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(d)           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the application of

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choice of law principles of any jurisdiction.

(e)           Binding Agreement.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, the Investor Certificateholders and the Certificate Owners and their respective successors and assigns.

(f)            Notice.  Promptly upon execution of this Amendment, the Trustee shall provide to each Investor Certificateholder and the Servicer shall provide to the Rating Agencies, in accordance with Section 13.1(d) of the PSA, written notice of the substance of this Amendment.

(g)           Trustee’s and Standard & Poor’s Addresses for all Communication and Notices.  The addresses for all communications and notices to the Trustee and Standard & Poor’s, respectively, under the PSA, a Series Supplement, the Servicing Agreement, the Receivables Sale Agreement, the Receivables Purchase Agreement and any other transaction document related to the foregoing (collectively, the “Transaction Documents”) shall be as follows:

Trustee:	JPMorgan Chase Bank
ITS - Structured Finance Services
4 New York Plaza, 6th Floor
New York, NY 10004
Attn: Yamaha Motor Master Trust
Facsimile: (212) 623-5932 or 5933

Standard & Poor’s:	55 Water Street
New York, NY 10041

The foregoing shall constitute notice of change of address given pursuant to Section 13.5 of the PSA and comparable provisions under the Transaction Documents.

[Signatures follow on next page]

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IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Second Amendment to Amended and Restated Master Pooling and Servicing Agreement, to be duly executed by their respective officers thereunto duly authorized as of the date and year first above written.

YAMAHA MOTOR RECEIVABLES CORPORATION, as Transferor

By:	/s/ Russell D. Jura
	Name:	Russell D. Jura
	Title:	Assistant Secretary

YAMAHA MOTOR CORPORATION, U.S.A., as Servicer

By:	/s/ Takuya Watanabe
	Name:	Takuya Watanabe
	Title:	Senior Vice President

JPMORGAN CHASE BANK, not in its individual capacity but solely as Trustee

By:	/s/ Michael A. Smith
	Name:	Michael A. Smith
	Title:	Vice President

EXHIBIT B

TO THE MASTER POOLING

AND SERVICING AGREEMENT

FORM OF EXCHANGEABLE TRANSFEROR CERTIFICATE

THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE TRANSFERRED, ASSIGNED, EXCHANGED OR CONVEYED, EXCEPT IN ACCORDANCE WITH SECTIONS 6.3, 6.9 AND 7.2 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

No.	Unit

YAMAHA MOTOR MASTER TRUST

EXCHANGEABLE TRANSFEROR CERTIFICATE

This Certificate represents an interest in

the Yamaha Motor Master Trust

Evidencing an undivided interest in a trust, the corpus of which consists of receivables generated or to be generated in a portfolio of wholesale floorplan financing agreements and other inventory financing arrangements with dealers in products manufactured or incorporating products manufactured by Yamaha Motor Company, Ltd., Yamaha Motor Manufacturing Corporation of America and Tennessee Watercraft, Inc., and distributed in the United States by Yamaha Motor Corporation, U.S.A.

(Not an interest in or recourse obligation of Yamaha Motor Receivables Corporation, Yamaha Motor Corporation, U.S.A. (“Yamaha”), or any of their affiliates.)

This certifies that YAMAHA MOTOR RECEIVABLES CORPORATION is the registered owner of an undivided interest in the Yamaha Motor Master Trust (the “Trust”) issued pursuant to the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999, (the “Pooling and Servicing Agreement; such term to include any amendment or Supplement (as defined below) thereto) by and among Yamaha Motor Receivables Corporation, as Transferor (the “Transferor”), Yamaha, as Servicer (in such capacity, the “Servicer”), and JPMorgan Chase Bank (as successor to The Fuji Bank and Trust Company), as Trustee (the “Trustee”) (amending and restating the Master Pooling and Servicing Agreement, dated as of March 1, 1994, as amended by Amendment No. 1 to Master Pooling and Servicing Agreement, dated as of October 1, 1995, each by and among the Transferor, the Servicer and the Trustee).  The corpus of the Trust consists of all of the Transferor’s right, title and interest in and to a portfolio of receivables now existing and hereafter created (the “Receivables”) arising under certain wholesale floorplan financing arrangements and other inventory financing arrangements from time to time owned by GE Commercial Distribution Finance Corporation (formerly known as Deutsche Financial Services Corporation which was formerly known as ITT Commercial Finance Corp.) and identified in the Pooling and Servicing Agreement (collectively, the “Accounts”), all monies due or to become due with respect thereto on and after January 31, 1994 (including Recoveries) together with any related Product Security, all proceeds of such Receivables, all right, title and interest of the Transferor in, to and under the Receivables Purchase Agreement, all monies as are from time to time deposited in or credited to the Collection Account, the Servicer Cash Collateral Account and any other account or accounts maintained for the benefit of the Certificateholders and all other property deposited in or credited thereto, including, without limitation, Eligible Investments and all monies as are from time to time available under any Enhancement for any Series for payment to Certificateholders.  The Receivables arise generally from the purchase by wholesale dealers of products manufactured by Yamaha Motor Company, Ltd., Yamaha Motor Manufacturing Corporation of America and Tennessee Watercraft, Inc., as more fully specified in the Pooling and Servicing Agreement.

Although a summary of certain provisions of the Pooling and Servicing Agreement is set forth below, this Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee.  A copy of the Pooling and Servicing Agreement may be requested from the Trustee by writing to the Trustee at JPMorgan Chase Bank, ITS - Structured Finance Services, 4 New York Plaza, 6th Floor, New York, New York 10004, Attention: Yamaha Motor Master Trust.  To the extent not defined herein capitalized terms used herein have the meanings ascribed to them in the Pooling and Servicing Agreement.

This Certificate is the Exchangeable Transferor Certificate, which represents a fractional undivided interest in all assets of the Trust, including the right to receive the Collections and other amounts at the times and in the amounts specified in the Pooling and Servicing Agreement to be paid to the holder of the Exchangeable Transferor Certificate, but excluding any interest in the Collection Account, the Servicer Cash Collateral Account or any other account or any Enhancement, except as specifically provided in the Pooling and Servicing Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the holder hereof by virtue of the acceptance hereof assents, and by which the holder hereof is bound.

The interest represented by this Exchangeable Transferor Certificate at any time in the Receivables in the Trust shall not exceed the Transferor Interest at such time.  In addition to the Exchangeable Transferor Certificate, Investor Certificates have been and, from time to time, may be issued to investors pursuant to the Pooling and Servicing Agreement, which will represent the interests of Investor Certificateholders in the Trust.

The Transferor has entered into the Pooling and Servicing Agreement, and this Certificate is issued, with the intention that, for federal, state and local income and franchise tax purposes, the Investor Certificates (other than those held by the Transferor) will qualify as indebtedness secured by the Receivables.  The Transferor, by entering into the Pooling and Servicing Agreement, and the holder of this Exchangeable Transferor Certificate, by its acceptance of this Exchangeable Transferor Certificate, agree to treat the Investor Certificates (other than those held by the Transferor) for federal, state and local income and franchise tax purposes as indebtedness.  To the extent that any Investor Certificate is not characterized as indebtedness by an applicable taxing authority, the Transferor further intends that the Trust be classified as a partnership for such tax purposes, with the holder of this Exchangeable Transferor Certificate and the holders of the recharacterized Investor Certificates being partners in such partnership and the remaining Investor Certificates being indebtedness of such partnership.  The holder of this Exchangeable Transferor Certificate, by its acceptance hereof, acknowledges and agrees to so treat its interest.

Subject to certain conditions in the Pooling and Servicing Agreement, the obligations created by the Pooling and Servicing Agreement and the Trust created thereby shall terminate upon the earlier of (i) March 1, 2094 and (ii) the day after the date on which funds shall have been deposited in the

Collection Account sufficient to pay the Aggregate Invested Amount plus applicable Certificate Interest accrued through the last day of the interest accrual period for such Distribution Date in full on all Series of Investor Certificates.

Upon the termination of the Trust pursuant to Article XII of the Pooling and Servicing Agreement and the surrender of the Exchangeable Transferor Certificate, the Trustee shall assign and convey to the Transferor (without recourse, representation or warranty) all right, title and interest of the Trust in the Receivables, whether then existing or thereafter created, and all proceeds thereof (except for amounts held by the Paying Agent) and all other Trust Property.  The Trustee shall execute and deliver such instruments of transfer and assignment, in each case without recourse, as shall be reasonably requested by the Transferor to vest in the Transferor all right, title and interest which the Trustee had in the applicable Receivables.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, Yamaha Motor Receivables Corporation has caused this Exchangeable Transferor Certificate to be duly executed under its official seal.

YAMAHA MOTOR RECEIVABLES CORPORATION

By
Authorized Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is the Exchangeable Transferor Certificate referred to in the within-mentioned Pooling and Servicing Agreement.

Dated:	JPMORGAN CHASE BANK, as Trustee

By
Authorized Officer

EXHIBIT C

TO THE MASTER POOLING

AND SERVICING AGREEMENT

Intentionally Deleted.

EXHIBIT F

TO THE MASTER POOLING

AND SERVICING AGREEMENT

FORM OF ANNUAL SERVICER’S CERTIFICATE

YAMAHA MOTOR CORPORATION, U.S.A.

YAMAHA MOTOR MASTER TRUST

The undersigned, duly authorized representative of Yamaha Motor Corporation, U.S.A. (“Yamaha”), as Servicer pursuant to the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999 (as amended, the “Pooling and Servicing Agreement”), by and among Yamaha, as Servicer, Yamaha Motor Receivables Corporation, as Transferor and JPMorgan Chase Bank (successor to The Fuji Bank and Trust Company), as trustee (in such capacity the “Trustee”), does hereby certify to the best of his or her knowledge after reasonable investigation that:

1.  Yamaha is, as of the date hereof, the Servicer under the Pooling and Servicing Agreement.  Yamaha’s fiscal year ends on                of each year.  Capitalized terms used in this Certificate have their respective meanings set forth in the Pooling and Servicing Agreement.

2.  The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this certificate to the Trustee.

3.  This certificate is delivered pursuant to Section 3.5 of the Pooling and Servicing Agreement.

4.  A review of the activities of the Servicer during the annual period ended December 31, 20    and of its performance under the Pooling and Servicing Agreement was conducted under my supervision.

5.  Based on such review, the Servicer has, to the best of my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such calendar year and no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred except as set forth in paragraph 6 below.

6.  The following is a description of each Servicer Default in the performance of the Servicer’s obligations or Early Amortization Event under the provisions of the Pooling and Servicing Agreement known to me to have been made during the annual period ended December 31, 20   , which sets forth in detail the (i) nature of each such Servicer Default or Early Amortization Event, (ii) the action taken by the Servicer, if any, to remedy each such Servicer Default or Early Amortization Event and (iii) the current status of each such default:  [If applicable, insert “None.”]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this        day of                        , 20     .

YAMAHA MOTOR CORPORATION, U.S.A., as Servicer

By:
Name:
Title:

SCHEDULE 1

LIST OF ACCOUNTS

Available from Trustee upon written request.

SCHEDULE 2

COLLECTION ACCOUNT / SPECIAL FUNDING ACCOUNT

Where established: JPMorgan Chase Bank

Yamaha Motor Master Trust Collection Account for the benefit of the Certificateholders - 150005.3

Yamaha Motor Master Trust Special Funding Account for the benefit of the Certificateholders - 150006.2

SERIES SPECIFIC ACCOUNTS

Where established: JPMorgan Chase Bank

Yamaha Motor Master Trust, Series 1998-1

Yamaha Motor Master Trust, Series 1998-1 Capitalized Interest Account for the benefit of the Class A Certificateholders - 150005.2

Yamaha Motor Master Trust, Series 1998-1 Servicer Cash Collateral Account for the benefit of the Class A Certificateholders - 150005.1

Yamaha Motor Master Trust, Series 1999-1

Yamaha Motor Master Trust, Series 1999-1 Principal Funding Account for the benefit of the Certificateholders - 150006.3

Yamaha Motor Master Trust, Series 1999-1 Servicer Cash Collateral Account for the benefit of the Certificateholders - 150006.4

Yamaha Motor Master Trust, Series 2000-1

Yamaha Motor Master Trust, Series 2000-1 Principal Funding Account for the benefit of the Certificateholders - 150072.3

Yamaha Motor Master Trust, Series 2000-1 Servicer Cash Collateral Account for the benefit of the Certificateholders - 150072.2